UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2015

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2015, solely in order to provide for an equal apportionment of the members of the Board of Directors (the “Board”) of Seattle Genetics, Inc. (the “Company”) among the three classes of the Company’s classified Board, Srinivas Akkaraju, M.D., Ph.D., age 47, resigned from the Board as a Class I director and, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, was immediately reappointed by the Board as a Class III director.

In connection with these actions and in accordance with the Company’s amended and restated certificate of incorporation and amended and restated bylaws, the Board eliminated the Class I vacancy created from Dr. Akkaraju’s resignation from the Class I directorship by reducing the total number of authorized directors to nine (9) members. Accordingly, immediately following Dr. Akkaraju’s resignation and reappointment, there were three Class I directors (each of whose term of office expires at the Company’s 2017 Annual Meeting of Stockholders), three Class II directors (each of whose term of office expires at the Company’s 2018 Annual Meeting of Stockholders) and three Class III directors (each of whose term of office expires at the Company’s 2016 Annual Meeting of Stockholders).

The Company’s amended and restated certificate of incorporation intends for each class of the Company’s classified Board to consist, as nearly as possible, of an equal number of directors. The reallocation of Dr. Akkaraju from Class I director to Class III director had no effect on any aspect of Dr. Akkaraju’s compensatory arrangements with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Date: June 22, 2015	By:	/s/ Clay B. Siegall
Clay B. Siegall
President and Chief Executive Officer

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